Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
May 12, 2010	Investor Contact:	Douglas I. Payne
(276) 627-2157
STANLEY FURNITURE ANNOUNCES
FIRST QUARTER 2010 OPERATING RESULTS
Company Announces Restructuring Plan Setting Pathway Toward Profitability
STANLEYTOWN, VA, May 12, 2010/Businesswire/ — Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the first quarter of 2010.
Net sales of $36.5 million decreased 8.1% from the first quarter of 2009. Net loss for the quarter was $19.1 million, or $1.85 per share, compared to a net loss of $2.4 million, or $.23 per share, in the 2009 first quarter. The 2010 first quarter loss includes a goodwill impairment charge of $9.1 million. The current year quarter also includes a $1.3 million charge to establish a valuation allowance against gross deferred tax assets.
Operating loss amounted to $17.6 million, compared to operating loss of $3.1 million in the first quarter of 2009. The higher operating loss is primarily due to the goodwill impairment charge, manufacturing inefficiencies and the increased cost of transitioning approximately one-third of the Young America product line revenues from overseas into domestic facilities, and lower overall sales across the Company’s various product lines. These factors were partially offset by lower expenses resulting from previous restructurings and on-going cost reduction efforts.
The Company also announced today a restructuring plan setting a path toward profitability. This plan includes the following major components:
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The Company will transition the majority of the manufacturing of its Stanley Furniture adult product line from its Stanleytown, VA facility to several strategic offshore vendors with whom it has existing working relationships. A substantial portion of the Stanleytown facility will become a warehousing and distribution center. In addition, the Company will retain a domestic assembly and finish process in its Martinsville, VA facility to continue offering multiple finish options on certain items across various product lines. These actions will take place over the balance of 2010. The Company’s Martinsville, VA facility is currently used for warehousing.

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The Company’s Young America nursery and youth product line will continue to be exclusively manufactured in its Robbinsville, NC facility, except for certain component SKUs of nominal revenue phased over to the Company’s offshore vendors to lower cost.

“We believe any sound business must have a strategy which satisfies customer needs and differentiates itself from its competition,” said Glenn Prillaman, President and Chief Executive Officer. “Domestic manufacturing seamlessly blended with overseas sourcing has been the hallmark of our Company’s operations model for over ten years. Over that time period, the driving factors of demand for each of our two major product lines have become increasingly unique and we must adjust to address these changes in the marketplace”.
“Our focus on domestic production for our Young America line remains essential for our quick ship efforts and our overall product offering,” Prillaman continued. “We continue to serve our Young America customers with differentiating features such as multiple finish options and functional flexibility, as well as new innovations we have introduced to the residential furniture market such as Greenguard® and Intertek® product safety certifications. Our transition away from overseas sources with this product line began late last year and it continues to challenge us. We believe we have dedicated the appropriate resources to improve our efficiencies in our Robbinsville, NC facility where the majority of this product line is made, and we are implementing a price increase charging for the features and benefits we have added to this product. Importantly, we are initially seeing a positive response from retail channels embracing our new brand story. Conversely, the luxury segment of the adult market demands sophisticated finishes, exotic materials and labor-intensive features that domestic manufacturing in our Stanleytown facility can no longer profitably provide.”
Restructuring expenses of approximately $12 to $15 million are anticipated as the plan is implemented over the balance of 2010. The majority of this expense is expected to come from accelerating the depreciation of the book value of those fixed assets that will no longer be used once the plan is fully implemented to their expected fair value over the remainder of 2010. Staffing levels at the Company’s Virginia locations are expected to be reduced by approximately 530 positions as the restructuring plan is implemented with most of the reduction anticipated in the fourth quarter of 2010.
“Obviously, we are disappointed with our recent operating results,” Prillaman said. “However, after a significant amount of careful planning, we are taking decisive actions to establish a path toward profitability. Due to the depth and length of this recession and the continued sluggishness of the housing market, many of our end consumers simply are not in the marketplace for premium residential wood furniture. Unfortunately, the decrease in demand for premium residential wood furniture has resulted in a unit volume well below the amount necessary to support a facility the size of Stanleytown. We deeply regret the impact this will have on our associates affected by this decision.”
Cash on hand amounted to $33.6 million and total debt equaled $27.9 million at April 3, 2010. Working capital, excluding cash and current maturities of long-term debt, decreased $9.2 million (16.5%) from the first quarter of 2009 primarily due to lower accounts receivable and inventories in response to lower sales.
The Company has also renegotiated the terms of its long-term debt to provide for a pay down of the notes with no pre-payment penalty to reduce future interest expense while maintaining sufficient flexibility to implement the restructuring plan described above. Financial covenants were relaxed through the first quarter of 2011 due to current and anticipated losses and to accommodate the restructuring plan. While the interest rate on the notes will remain the same for the term of the notes, the lender is now secured by Company assets.

Since the end of the first quarter, a scheduled debt payment of $1.4 million and an additional pre-payment of $11.5 million were made. Also, the Company received tax refunds of $6.6 million and net proceeds of $1.1 million from sale of assets subsequent to quarter end. As of today, the Company has total debt of $15.0 million and cash on hand of $22.3 million.
Prillaman goes on to say, “We have decided, as we did with our Young America nursery and youth product line in mid-2009, to embark on a renewal of our Stanley Furniture adult product line. We still believe there is meaningful sales volume and growth available to a leader in the luxury segment of the marketplace. We have worked diligently to secure strong partnerships with our overseas suppliers as we have sourced a substantial portion of our current adult product line with these suppliers for some time.”
“We believe we can differentiate our products by creating more tasteful fashion and styling at an accessible value for today’s changing consumer without merely utilizing Asian manufacturing to source commodity furniture and market solely on price. We believe our remaining domestic manufacturing efforts will add substantial value and further differentiate our products from competitors in our price segment. We think an increasing number of affluent consumers around the world seek choice and customization. Additionally, our retailers need timely product support and service. It is very difficult to face the fact that consumer demand will no longer support the livelihoods of so many, but our Company must move forward. With our new plans, we believe Stanley Furniture will thrive once again, playing an influential role in our segment of the furniture industry,” Prillaman concluded.
The Company also announced that Albert L. Prillaman will retire as Chairman at the end of the year. “I am confident in the Company’s strategy with the restructuring plan announced today,” Albert Prillaman said. “Now that the transition to a new CEO is complete and we have developed this restructuring plan, the end of the year is an appropriate time for me to step down as Chairman.” Albert Prillaman, who turns 65 in December 2010, will continue to serve as a director.
The Company also announced that its Board of Directors has elected Michael P. Haley as lead director. Mr. Haley has served as an independent director since April 2003 and is Chairman of the Corporate Governance and Nominating Committee of the Board of Directors. Mr. Haley is the former President of casegoods manufacturing at American of Martinsville.
All earnings per share amounts are on a diluted basis.
Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the accessible segment of the luxury wood residential market. Its common stock is traded on the Nasdaq stock market under the symbol STLY.
Conference Call Details
The Company will host a conference call Thursday morning, May 13, 2010 at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through June 13, 2010) is (877) 660-6853, the account reference number is 275 and the conference number is 348757.

Forward-Looking Statements
Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include our success in transitioning certain Young America products to our domestic manufacturing facilities, our success in transitioning our adult product line to offshore vendors, costs relating to the transitioning of the Stanleytown facility to a warehouse and distribution center and transitioning the Martinsville facility for domestic assembly and finish processing, the cyclical nature of the furniture industry, business failures or loss of large customers, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental, health, and safety compliance costs, and extended business interruption at manufacturing facilities. Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)

	Three Months Ended
	April 03,	March 28,
	2010	2009

Net sales	$36,524	$39,764

Cost of sales	38,895	35,022

Gross profit (loss)	(2,371)	4,742

Selling, general and administrative expenses	6,138	7,817

Goodwill impairment charge	9,072

Operating loss	(17,581)	(3,075)

Other income, net	15	45

Interest income	2	36

Interest expense	1,058	950

Loss before income taxes	(18,622)	(3,944)

Income tax expense (benefit)	451	(1,568)

Net loss	$(19,073)	$(2,376)

Diluted loss per share	$(1.85)	$(0.23)

Weighted average number of shares	10,335	10,332

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	April 03,	March 28,	Dec 31,
	2010	2009	2009

Assets
Current assets:
Cash	$33,646	$41,109	$41,827
Accounts receivable, net	16,123	21,283	15,297
Inventories	35,490	45,957	37,225
Prepaid expenses and other current assets	12,431	4,188	11,780
Deferred income taxes	1,981	3,873	3,433

Total current assets	99,671	116,410	109,562

Property, plant and equipment, net	30,338	35,206	31,375
Goodwill		9,072	9,072
Other assets	132	16	453

Total assets	$130,141	$160,704	$150,462

Liabilities and Stockholders’ Equity	`
Current liabilities:
Current maturities of long-term debt	$12,857	$1,429	$1,429
Accounts payable	11,239	9,830	11,633
Accrued expenses	8,287	9,816	9,223

Total current liabilities	32,383	21,075	22,285

Long-term debt	15,000	27,857	26,428
Deferred income taxes	1,981	2,630	2,128
Other long-term liabilities	6,716	8,235	6,774

Stockholders’ equity	74,061	100,907	92,847

Total liabilities and stockholders’ equity	$130,141	$160,704	$150,462

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended
	April 03,	March 28,
	2010	2009
Cash flows from operating activities:
Cash received from customers	$35,594	$40,254
Cash paid to suppliers and employees	(43,748)	(41,596)
Interest received (paid)	(1)	20
Income taxes received (paid), net	3	(2,414)

Net cash used by operating activities	(8,152)	(3,736)

Cash flows from investing activities:
Capital expenditures	(2)	(471)
Proceeds from sale of assets		1,303
Purchase of other assets	(146)

Net cash provided (used) by investing activities	(148)	832

Cash flows from financing activities:
Proceeds from exercise of stock options	119

Net cash provided by financing activities	119

Net decrease in cash	(8,181)	(2,904)
Cash at beginning of period	41,827	44,013

Cash at end of period	$33,646	$41,109

Reconciliation of net loss to net cash used by operating activities:
Net loss	$(19,073)	$(2,376)

Adjustments to reconcile net loss to net cash used by operating activities:
Goodwill impairment charge	9,072
Depreciation and amortization	1,042	1,102
Deferred income taxes	1,307	(115)
Stock-based compensation	181	153
Changes in working capital	(1,103)	(2,910)
Other assets	482	450
Other long-term liabilities	(60)	(40)

Net cash used by operating activities	$(8,152)	$(3,736)